Exhibit 99.1

FLEXSHOPPER, INC. REPORTS 56% INCREASE IN REVENUE IN SECOND QUARTER 2017

Leading Online Lease-to-Own Retailer Adds Walmart and Overstock to its e-commerce
Marketplace and Begins In-store Test with National Retailer

Boca Raton, FL (August 11, 2017) - FlexShopper, Inc. (Nasdaq: FPAY, “FlexShopper”), a leading national online lease-to-own (“LTO”) retailer and LTO payment solution provider, today announced its financial results for the quarter ended June 30, 2017, highlighted by record second quarter revenue results.

Results for Three Months Ended June 30, 2017 vs. Three Months Ended June 30, 2016:

●	Total revenues increased 56% from $10.7 million to $16.7 million
●	Net loss decreased to $1.6 million compared to a net loss of $3.5 million
●	Net loss attributable to common shareholders decreased to $2.1 million or $0.40 per diluted share compared to $3.6 million or $0.70 per diluted share

Results for Six Months Ended June 30, 2017 vs. Six Months Ended June 30, 2016:

●	Total revenues increased 63% from $20.9 million to $34.1 million
●	Net loss decreased to $2.6 million compared to a net loss of $6.1 million
●	Net loss attributable to common shareholders decreased to $3.7 million or $0.70 per diluted share compared to $6.3 million or $1.20 per diluted share
●	Adjusted Gross Profit increased 106% from $3.6 million to $7.3 million
●	Adjusted EBITDA was ($0.7) million compared to ($4.6) million

Note	Adjusted Gross Profit and Adjusted EBITDA are non-GAAP financial measures. Refer to the definitions and reconciliations of these measures under “Non-GAAP Measures”.

Other Highlights and Recent Developments

●	Added Walmart and Overstock to our marketplace, which now features over 150,000 durable goods products making FlexShopper the largest LTO marketplace while enhancing the Company’s product offering.
●	Launched our new custom ecommerce platform which is faster, highly scalable and provides an enhanced user experience that we believe will convert more users.
●	Began an in-store test with a national retailer presenting an opportunity for the Company to expand significantly its footprint in retail stores.
●	Launched a smartphone test on our marketplace featuring a selection of unlocked phones; we believe this could be a significant growth opportunity for the Company once we demonstrate our underwriting model for this category.

Brad Bernstein, CEO, stated, “We are pleased to report a quarter of both significant revenue growth and  narrowing losses compared  to the same period from last year.  The Company is focused on optimizing marketing spend, continuing to grow with both repeat customers and efficiently acquired new customers and scaling to profitability.  In addition, we continue to enhance our online LTO presence by adding significant retailers to our marketplace and categories such as smartphones. In a tough brick and mortar retail climate, retailers are more receptive than in the past to increase sales through our LTO channels. With them, and their product selection, we are able to offer our consumer the best online LTO experience and continue to penetrate the $25 billion market opportunity.”

Non-GAAP Measures

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

	Six Months ended June 30,
Adjusted Gross Profit	2017	2016	$ Change	% Change

Net revenues	$34,128,877	$20,925,167	$13,203,710	63.1
Less: provision for doubtful accounts	9,675,629	5,759,446	3,916,183	68.0
Adjusted net revenues	24,453,248	15,165,721	9,287,527	61.2
Less: Cost of lease revenue and merchandise sold	17,123,550	11,607,030	5,516,520	47.5
Adjusted gross profit	$7,329,698	$3,558,691	$3,771,007	106.0

Net revenues as a percentage of cost of lease revenue	143%	131%

	Six Months ended June 30,
Adjusted EBITDA	2017	2016	$ Change	% Change

Net Loss	$(2,617,514)	$(6,146,424)	$3,528,910	(57.4)
Add back: depreciation (excluding leased inventory), amortization, interest and stock based compensation	1,915,341	1,547,303	368,038	23.8
Adjusted EBITDA	$(702,173)	$(4,599,121)	$3,896,948	(84.7)

We refer to Adjusted Gross Profit and Adjusted EBITDA in the above tables as we use these measures to evaluate our operating performance and make strategic decisions about the Company. Management believes that Adjusted Gross Profit and Adjusted EBITDA provide relevant and useful information which is widely used by analysts, investors and competitors in our industry in assessing performance.

Adjusted Gross Profit represents GAAP revenue less the provision for doubtful accounts and cost of leased inventory and inventory sold. Adjusted Gross Profit provides us with an understanding of the results from the primary operations of our business. We use Adjusted Gross Profit to evaluate our period-over-period operating performance. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY), is a financial and technology company that provides brand name electronics, home furnishings and other durable goods to consumers on a lease-to-own (LTO) basis through its ecommerce marketplace (www.FlexShopper.com) and patent pending LTO payment method. FlexShopper also provides LTO technology platforms to retailers and e-retailers to facilitate transactions with consumers that want to acquire their products, but do not have sufficient cash or credit. FlexShopper approves consumers utilizing its proprietary consumer screening model, collects from consumers under an LTO contract and funds the LTO transactions by paying merchants for the goods. Follow us on Facebook or Twitter @FlexShopper.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

FlexShopper, Inc.

Investor Relations
ir@flexshopper.com